Exhibit 99.1

LKQ Corporation To Acquire Keystone Automotive Industries, Inc.

CHICAGO, July 17, 2007 — LKQ Corporation (Nasdaq: LKQX) today announced that it has signed a definitive merger agreement to acquire Keystone Automotive Industries, Inc. (Nasdaq: KEYS), a leader in providing aftermarket vehicle collision replacement parts, for $48.00 per share in cash.  The merger, which is subject to approval of the shareholders of Keystone and other customary conditions, is currently expected to close early in the fourth quarter of 2007.  Keystone’s Board of Directors has unanimously recommended that Keystone shareholders approve the merger.  Total cash consideration is approximately $811 million on a fully diluted basis.

The transaction would:

•              Create a more comprehensive vehicle alternative replacement parts business with combined revenue of approximately $1.5 billion

•              Enhance customer service through an expanded national network of over 260 distribution branches

•              Generate operating synergies that will result in EPS accretion in 2008 with longer term upside

“We have consistently executed strategies to grow LKQ and create stockholder value,” said Joe Holsten, President and Chief Executive Officer of LKQ.  “LKQ and Keystone are a great strategic fit and this acquisition is a natural progression of our strategy to expand our presence in the distribution of automotive replacement parts, an industry that we estimate to be over $188 billion in size.”  To complement its recycled OEM parts business, LKQ acquired Global Trade Alliance, an aftermarket parts distributor, in 2004.  Since that time, LKQ has successfully integrated a number of smaller aftermarket and refurbished parts distributors to better serve its direct repair shop customers, insurance carriers and extended warranty providers.  Holsten noted, “LKQ’s combination with Keystone accelerates the execution of our strategy to achieve balance between the highly complementary recycled and aftermarket parts businesses.”  He added: “This transaction should have significant benefits for our customers as it immediately gives us an expanded national footprint of more than 260 distribution centers and expands our ability to provide customers with a broadened offering of readily available, high quality recycled, refurbished and aftermarket collision repair parts along with our well known customer service.  We believe the merger will allow for better availability and higher utilization of alternative parts in the repair process, which will benefit our insurance company customers and grow our business.”

“Keystone has a strong distribution network and customer base with substantial brand equity,” Holsten added.  “They have achieved substantial and profitable growth as an independent company.  This transaction affords LKQ and Keystone the opportunity to create an even stronger organization, deliver compelling value to our customers and provide for enhanced career opportunities for LKQ and Keystone employees.  Keystone’s aftermarket product line is a perfect complement to LKQ’s leading presence in the recycled parts marketplace.  We look forward to joining forces with Keystone to offer our customers a comprehensive national alternative parts inventory and improved fulfillment levels through our expanded network.”

For the twelve months ended March 31, 2007 Keystone reported sales and net income of $714 million and $30 million, respectively, and LKQ reported sales and net income of $833 million and $48 million, respectively.

LKQ expects the transaction to be accretive to its earnings in 2008 after giving effect to the transaction expenses, interest costs and non-cash charges related to the amortization of intangible assets resulting from the transaction, but before giving effect to certain one-time restructuring costs required to integrate the businesses.  The Company expects to realize significant synergies mainly from the benefits of distribution efficiencies, working capital management, cross-selling opportunities, lower overhead, and increased productivity.

LKQ has received a $1.090 billion senior secured financing commitment from Deutsche Bank and Lehman Brothers Inc., subject to customary conditions, to support the transaction and to refinance existing debt.  Leverage ratios are expected to decline significantly over the next three years as cash flow is generated and anticipated operating synergies are realized.

The transaction is expected to be completed early in the fourth quarter of 2007 and is subject to customary closing conditions, necessary regulatory approvals and an affirmative vote by Keystone’s shareholders.

Robert W. Baird & Co. is acting as the sole financial advisor to LKQ in this transaction.  Bell, Boyd & Lloyd LLP is acting as legal counsel to LKQ.

Teleconference

We will host an audio webcast to discuss this transaction on Tuesday, July 17, 2007 at 9:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on our website approximately two hours after the live presentation and will remain on the site until July 31, 2007.

About Keystone Automotive Industries

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 137 distribution facilities, of which 22 serve as regional hubs, located in 39 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products are sold to more than 25,000 repair shops throughout the United States and Canada.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled light vehicle OEM products and related services and the second largest nationwide provider of aftermarket collision replacement products and refurbished wheels. LKQ operates over 130 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

—       failure of the proposed transaction to close due to the failure to obtain regulatory or other approvals;

—       failure of Keystone’s shareholders to approve the transaction;

—       the risk that Keystone’s business will not be integrated successfully or that LKQ will incur  unanticipated costs of integration; and

—       the ability to maintain Keystone’s vendor and key customer relationships and retain key employees.

For a detailed discussion of these and other risks, please refer to our Form 10-K filed February 28, 2007 and other reports filed by us from time to time with the Securities and Exchange Commission.  You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT: LKQ Corporation

Mark T. Spears, Executive Vice President

and Chief Financial Officer

312-621-1950

irinfo@lkqcorp.com